Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2014 on the 2013 and 2012 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-175682, effective July 26, 2011 File No. 333-172571, effective April 4, 2011) and on Forms S-8 (File No. 333-137666, effective September 29, 2006, File No. 333-169158, effective September 2, 2010, and File No. 333-179790, effective February 29, 2012).

March 10, 2014	By:	/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida